EX-99.1

IDEX Corporation
Q2 2018 Earnings Conference call
July-25-2018
Confirmation # 13675420

Operator: Greetings and welcome to IDEX Corporation’s Second Quarter 2018 Earnings Conference Call. At this time, all participants are in a listen-only mode and a brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. And, as a reminder, this conference is being recorded.

I would now like to turn the conference over to Bill Grogan. Thank you. Please go ahead.

Bill Grogan: Thank you, Brenda. Good morning, everyone. This is Bill Grogan, Chief Financial Officer for IDEX Corporation. I’m stepping in for Mike Yates this quarter. I’ll cover the introduction.

Let me start by saying thank you for joining us for our discussion on the IDEX second quarter financial highlights. Last night, we issued a press release outlining our company’s financial and operating performance for the three months ending June 30, 2018. And, later today, we will file our 10-Q for the same period.

The press release, along with the presentation slides to be used during today’s webcast, can be accessed at our company website at www.idexcorp.com. Joining me today is Andy Silvernail, our Chairman and CEO. The format of our call today is as follows: we will begin with Andy providing an overview and update on the market conditions, geographies, and our capital deployment strategies. He will then discuss our second quarter financial results and walk you through the operating performance within each of our segments. And, finally, we will wrap up with our outlook for the third quarter and full year 2018.

Following our prepared remarks, we will open the call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 877-660-6853 and entering conference ID: 13675420, or simply log on to our company home page for the webcast replay.

Before we begin, a brief reminder: this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission. With that, I’ll now turn over the call to our Chairman and CEO, Andy Silvernail.

Andrew Silvernail: Thank you, Bill. Good morning, everybody. I appreciate you joining us to discuss our second quarter results. Let me start with a brief overview. Look, we had another outstanding quarter. As a matter of fact, I would say in my seven years as CEO, it’s the strongest overall quarter we’ve had, and has resulted in a very strong first half of the year. Just about every market that we have has shown solid growth and the economy is running strong despite what we’re seeing with global trade. I’ll provide more details on market conditions and geographies in a minute.

Strong execution and continued healthy market conditions drove another record quarter for IDEX. After achieving all-time highs in orders, sales, operating income, and EPS in the first quarter, we topped that this quarter and once again hit all-time highs in each of these categories. I’m very pleased with our record second quarter and our first half operating results. I’ll go into more detail shortly, but let me give just a quick overview and some highlights here.

Orders are up 9 percent overall, 8 percent organically. Sales are up 11 percent, up 9 percent organically. Adjusted operating margin was up 180 basis points, to 23.6 percent. Adjusted EPS was $1.40, up 32 cents, or 30 percent. And, free cash flow was $110 million, up 40 percent. Of all the positive numbers in the quarterly results, I’m most proud that the team sustained outperformance on organic growth. The high single digit growth rates for both orders and sales, driven by solid growth across all three segments, is truly outstanding. Overall, we delivered terrific operating performance.

Before I go through more specific details on finance results, let me add that I’m excited that we just announced the acquisition of Finger Lakes Instrumentation, which will fill a strategic gap and be a nice complement in our IDEX Health and Science portfolio. I’m also thrilled with the asset purchase of Phantom Controls that we made in June. These acquisitions will be a nice add to our portfolio. Finally, we continue to live the IDEX difference daily. Great teams, embracing 80/20, are driven by customer obsession. It’s nice to watch the culture of the company embrace our initiatives and then show up in our financial results.

Now, let me take a minute to talk about the markets that we play in and the reasons we serve. In industrial, industrial production and momentum continues. Day rates for our book and bill business remain at high levels and we see increased project activity converting to orders. In Scientific Fluidic and Optics, demand within life sciences remains positive and we continue to have really, really nice performance overall. Energy, we’ve had a rebound in this market. Mid-stream oil and gas has picked up and upstream remains strong.

In semi-con, the global markets have remained strong really all year and we look forward to that strength continuing. In agriculture, the markets continued to perform and the OEMs have affirmed the outlook for the balance of the year. We do have some concerns here relative to trade but we’ll have to monitor that going forward. In the municipal markets, the markets remain strong. The new product development and water has been a really nice benefit for us and emerging markets have done well.

Now, let’s look at the geographies. Overall, things are going well for us in North America. Europe continues to be solid. And in Asia, in both China and India, we see things going very well. In summary, what we saw and began to experience in 2017 has accelerated in 2018.

One thing I’d like to talk about for a minute is what we’re seeing with tariffs. Based on the enacted tariffs, our best estimate is that we’re going to see $4 to $6 million of impact in 2018. We continue to look at all of our options including pricing and alternative sourcing strategies. We’ve done a really nice job of balancing the overall margin impact of the business.

Let me take a second and talk about inflation. We are starting to see the higher impact from inflation and we’ve been very successful in mitigating the uptick through productivity and price realization. With that said, inflation remains a concern and the team is doing a very, very good job of monitoring this and impacting it on a go-forward basis.

Let’s turn to capital deployment. I’d like to take a minute to recap our capital deployment strategy. As always, organic growth remains our number one focus and the team is dedicated to overall targeted organic growth and new product development initiatives. This is evidenced by our outstanding organic order and revenue performance.

With M&A, it remains a priority for us and we continue to evaluate a lot of opportunities. We’re going to remain disciplined and focused on delivering the best possible returns to our shareholders. Our balance sheet is strong and when the right deals come along, we’ll capitalize on it. Speaking of the right deals, I’m excited to welcome both Phantom Controls and Finger Lakes to the family. The assets of Phantom Controls will mesh nicely with our current Fire Suppression business and help accelerate our water flow strategy.

And, on Monday, we expanded our Health and Science portfolio by adding Finger Lakes Instrumentation. This will be a nice add to our overall fluidic and optical business. We’ll work to quickly integrate both of these acquisitions and bring them into the family in short order.

In terms of share repurchase during the quarter, we deployed approximately $20 million to repurchase 147,000 shares of stock. We remain committed to our strategy of repurchasing shares when it will create long term shareholder value. In the second quarter, the board approved a six percent increase in our quarterly dividend, which equated to a 16 percent increase. This resulted in a $33 million dividend payout to our shareholders in the quarter.

All right, let me turn now to our results here in the second quarter. I’m on Slide 4. Q2 orders of $639 million were up 9 percent overall and 8 percent organically. Again, the strong order growth from all three segments in the first half provides us with confidence for the second half. Q2 revenue of $634 million was up 11 percent overall and 9 percent organically, driven by positive results in all three segments. FMT was up 10, HST was up 8, and FSD was also up 8.

We built $5 million of back log in the quarter on top of the $20 million that we built in the first quarter. We expanded Q2 gross margins by 50 basis points to 45.3 percent, primarily due to production efficiencies and volume leverage, partially offset by investments in engineering. Q2 operating income was $149.8 million, adjusted for approximately $2 million of restructuring expenses. That was up 20 percent compared to the prior period.

Q2 operating margin adjusted for the $2 million of restructuring was 23.6 percent, up 180 basis points year over year. Similar to the first quarter, the majority of the restructuring expenses were within HST and are associated with our investments in the new Optics Center of Excellence in Rochester, New York. Consolidated operating margin was also impacted by higher corporate costs, which is mainly due to $2.2 million stamp duty in Switzerland, associated with the restructuring of an intercompany loan.

Q2 net income was $107 million resulting in EPS of $1.38. Excluding the restructuring expenses, EPS was $1.40, an increase of 32 cents, or 30 percent over the last year. Our Q2 effective tax rate was 21.7 percent, which was lower than the 26.1 percent in the prior period. This was mainly due the enactment of the 2017 tax reform at the end of last year.

The 21.7 percent second quarter ETR was 80 basis points favorable to our previously guided amount. This is driven by a continuous effort to modify our tax strategies due to tax reform. The positive EPS impact of our lower ETR versus our guide was basically offset by the stamp tax I mentioned earlier. Overall, we had a 9 cent operational beat versus the midpoint of our guide.

Free cash flow was $110 million, 101 percent of adjusted net income, and up over 40 percent from last year. And, finally, flow through is another great story, over 40 percent to sales. In regards to our balance sheet, it’s very healthy. We have gross debt of 1.4 times, net debt of 0.6 times, and well over $1 billion in capital to deploy.

Let me now turn to the segment discussion. I’m on Slide 5, starting with Fluid Metering. FMT continues to put up strong numbers, both from an order and revenue perspective. Q2 orders were up 6 percent overall, 7 percent organically. Q2 sales were up 10 percent overall and organically. Operating margin, adjusted for restructuring was 29.5 percent, up 240 basis points over the prior year, mainly due to volume leverage and productivity.

The agriculture business, as I mentioned before, continues to be strong and we are watching out for the impact of tariffs. In industrial fluids, the pump business is very impressive. It had record orders of sales. The US distribution market is solid and day rates for book and ship continue to improve. Increased oil prices are driving continued strength in oil and gas, as well as the business for our LACT.

In Valves, our target growth initiatives in Europe and China have performed well in the quarter. And, then in Water, we’re well positioned, driven by new products. In Energy, new product development is progressing and expected to provide future opportunities, and the project funnel is solid for the back half of the year.

Let’s move on to Health and Science. I’m on Slide 6. I’m very pleased with the Health and Science results in the quarter. Q2 revenues were up 11 percent overall, up 8 percent organically. Orders are up 5 percent overall, but only 2 percent organically. HST had a tough comp due to some very large project wins last year in MPT. Just to remember, HST orders last year were up 11 percent.

Excluding restructuring expenses, adjusted operating margin was 23.6 percent, an increase of 100 basis points in the quarter, mainly due to higher volume and productivity. As I stated on our last call, 23 to 24 percent operating margin is much closer to what I expect this segment to be performing, and I’d like to commend the team once again for the improved performance.

In Life Sciences and Optics, the IVD bio end markets continue to over-perform. The recent acquisition of Finger Lakes Instrumentation will continue our expansion within this market. We’re encouraged to add these technologies that Finger Lakes will bring and excited to bring them into our fluidics, micro fluidics, and optical illumination and detection business.

In Sealing Solutions, the semi-con market remains very robust on a global basis. Transportation and oil and gas are also doing well. In MPT, the funnel activity remains positive, but if you’ll recall, we do have a pretty tough comp here in the third quarter in MPT. In HST, industrial demand remains overall very strong.

I’m now moving on to our final segment, Diversified, on Slide 7. Q2 orders were up 21 percent overall, 18 percent organically. Dispensing did have an easy comp, as we had a large project last year push to the second half, but even if we exclude that, orders would have been up double digits for the quarter. Revenues are up 11 percent overall, 8 percent organically. Excluding restructuring expense, adjusted operating margin of 28.1 percent increased 300 basis points. This was mainly attributable to significant volume upside, along with productivity.

In Dispensing, North American and European markets remain strong and steady, with increased orders and project activity. Emerging markets remain strong from a rust market growth and new product development penetration. In Fire and Safety, rust use is positive across the globe and we’ve seen project activity pick up in India, China, and the Middle East. And, our fire OEM and Muni business is steady. As I mentioned earlier, we’re very excited to incorporate the recently purchased assets of Phantom Controls. And, finally, margins continue to improve in both Akron Brass and AWG. They’re ahead of expectations. At BAND-IT, last but not least, we’ve experienced a double digit of organic order and revenue growth, driven by share gains and overall strong demand across the globe.

Let me now conclude with some additional details to our 2018 guidance for the quarter and for the year. I’m on Slide 8. In Q3, we’re estimating EPS in the range of $1.29 to $1.32, with organic revenue growth in the range of 6 to 7 percent, and operating margin of 23 percent. The Q3 effective tax rate is expected to be approximately 22.5 percent, with an estimated less than 1 percent topline headwind from FX based on the June 30 rates. Corporate costs are expected to be approximately $20 million.

Turning to the full year, we’ve increased our full year EPS guidance to the range of $5.27 to $5.35. Full year organic revenue growth is expected to be approximately 7 percent, so a nice increase in organic revenue guidance as well. If you remember, we’ve guided before at 5 to 6 percent. Full year operating margin is expected to be in the range of 22 and a half to 23 percent. For FX, it’s going to be a 1 percent tailwind for the year, based on the June 30 rates. But, we will have headwind in the back half. It’s worth about 6 cents to us.

The full year effective tax rate is going to be about 23 percent but we’ll see what happens here with tax reform. Capital expenditures are anticipated to be around $45 million, free cash flow will remain strong at 110 percent of net income, and corporate costs should be in the range of $76 to $80 million. That’s up a little more than $2 million from the stamp tax that I mentioned before. Finally, our earnings guidance excludes any associated cost of future acquisitions or restructuring.

With that, Brenda, let me turn it over to any questions people have.

Operator: Certainly. If you’d like to ask a question, please press Star 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue, and you may press Star 2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the Star keys, and again, that is Star 1 to ask a question at this time.

Our first question comes from the line of Steve Winoker with UBS.

Steve Winoker: Hey, thanks, and good morning, all.

Bill Grogan: Hey, Steve.

Andrew Silvernail: Hey, Steve.

Steve Winoker: Hey, great to see this level of growth and I agree it’s impressive. I would love to get a sense on that FSDP organic 18 percent increase on the order side. To what extent are these kind of one time monthly orders? Should we be expecting this to fall back to company mean the rest of the year? I mean, I think you were up against high singles comps. It wasn’t easy there.

Andrew Silvernail: Yeah. Overall, even if you take out some of the larger orders that we saw, you’re looking at a double digit order increase. We did have some project orders that will ship in the back half of the year and even in the first part of next year. The activity was very, very strong. I would not expect it to remain in the double digit territory. That’s too ambitious. Overall strength is pretty good. And, it’s in every one of the businesses. It’s not in a singular business.

Steve Winoker: All right, and your forward guidance implies, I think in the fourth quarter, at least some deceleration. Again, you got I think 9 percent comp last year. Is that all it is? Is there something more to it? Are tariffs playing into your thinking here?

Andrew Silvernail: No, no. The tariffs, as we mentioned, are going to have some impact to the cost structure of the business. We think about $4 to $6 million. We haven’t factored in a slow-down for overall global growth. We just have much tougher comps as we go forward. As I mentioned last quarter, we really started to see the acceleration at the back half of last year and I don’t think we’re going to decelerate sequentially. At the same time, those comps just get tougher.

Steve Winoker: Okay, and then just one more if I could. These acquisitions you mentioned, the most recent ones sound pretty interesting. Is the return on invested capital going forward changing significantly? I mean, how should we think about the financial side of them and any kind of call out on the strategic front would be helpful.

Andrew Silvernail: The size is relatively immaterial today. Both of them are really technology plays when you get right down to it. Phantom really helps us overall with the integration of being able to bring together all the most valuable components on a firetruck. It optimizes productivity for firefighters and safety. The real benefit for us in Phantom is going to be pull-through revenue from our other parts of the business over time. It’s a really neat set of technologies. It’s very, very well protected with intellectual property. We’re very positive on that.

The Finger Lakes acquisition that we just announced is fundamentally a camera technology that allows us to integrate that into our optical systems. Right now, we’re having to buy off the shelf componentry which as things get smaller and more efficient gets more difficult to do. You really need to be able to integrate that yourself and so it’s a technology purchase that is right down the road from our current business in Rochester and will go nicely into our Center of Excellence.

Steve Winoker: Very helpful as always. Thanks and good luck.

Andrew Silvernail: Thank you.

Operator: And, our next question comes from the line of Deane Dray with RBC. Please go ahead.

Deane Dray: Thank you. Good morning, everyone.

Andrew Silvernail: Good morning.

Deane Dray: Hey, maybe we can start on price cost in the quarter and then kind of separate both. So, the pricing, how much does pricing contribute? What’s the plan on price increases? And, then the other side, lots of material cost inflation and labor. How are you seeing that? And then the offsetting of tariffs.

Andrew Silvernail: Yeah. First on the pricing side, we’ve got a little more than 1 percent in the quarter, which is a nice uptick from where we’ve been. That’s really just our sustained strategies around being out in front of what we saw even last year at this time, is a pickup in inflation. So, we’ve been more aggressive there generally, and obviously the environment makes it easier to have those conversations, with integrity, and with customers.

The inflation side has also picked up. We’ve kept our spread. We’ve historically shot to have somewhere between 20 to 30 point spread on price versus inflation and we’ve kept that. We are seeing inflation pick up and it’s really everywhere. It’s material, it’s labor, it’s universal, and we expect that to continue.

Obviously tariffs don’t help that situation. We are having those conversations with our customers. We’re trying to, again, to be ahead of everything. What you don’t want to be is the 20th person in line having that conversation about how tariffs have impacted the business.

I think the threat--and I’ve been talking about my concerns about inflation for a while is that in the short term the tariffs are really kind of gasoline on the inflation fire. In the long term, it’s the flip side. It actually causes a deceleration in growth. But, in the short term, we could see that impact. And, we’re balancing that with a combination of actual price increases and then in some cases what I would call surcharges where that will roll back off if tariffs roll back off and those are broken down about 50/50.

Deane Dray: Good, that’s real helpful. And, then maybe just on the pricing side, we’ve heard some descriptions from CEOs about pricing effectiveness and what is that dialogue? Because you all are at the higher end of the component technology and you’ve got more pricing power. So, when you put pricing through, are you getting push back? Are you getting all the price? Just some color there would be helpful.

Andrew Silvernail: You never get all of it. I think the realization is probably somewhere in the 50 percent range over time of what you go to the market with and what effectively sticks. It’s easier to have those discussions in distribution than it is with--obviously, if you have long term OEM contracts, that’s a much more difficult conversation to have.

We’ll typically get more price in if we’re looking at FMT and Diversified and we’ll get less price overall in HST.

Deane Dray: Got it. And, just last question, on the outlook and kind of a follow on to Steve’s question, is when you look at your kind of key barometers, and we’ve talked about this before, whether it’s gas and BAND-IT and Warren Rupp, maybe just take those kind of leading indicator businesses and where they tell you about the pace of short cycle industrial demand and how long this this demand growth is sustained.

Andrew Silvernail: They’re very positive. If you look at our industrial businesses, our industrial fluid businesses, they are the strongest of our businesses overall. They’re signaling very positive things. We don’t have any sign that necessarily is going to slow. I am obviously very hesitant with what the overall trade discussion means to the global economy. And, look, if things start to slip, they’ll show up fast in those businesses. Warren Rupp in particular, BAND-IT, industrial, you’ll see that relatively quickly if the global economy starts to slow up.

Deane Dray: That’s real helpful. Thank you.

Andrew Silvernail: Thank you.

Operator: And, our next questions come from the line of Allison Poliniak with Wells Fargo. Please go ahead.

Allison Poliniak: Hi, guys. Good morning.

Andrew Silvernail: Good morning.

Allison Poliniak: Can you just talk to capacity both from the supplier side and your side with growth at this level? Any concerns that your suppliers won’t be able to keep up, that you’re going to have to adjust for that you’ve been adjusting for?

Andrew Silvernail: Yeah, it’s real, Allison. Let me talk about it from our perspective first. From our perspective, we really don’t have a lot of physical constraints if you look at buildings and machinery. You don’t have a ton. We are definitely increasing our overall automation or semi-automation. We’re doing that mostly through machine centers.

We’re not really constrained in that way. But, the biggest constraint for us, and for everybody, is people, highly skilled people. That’s going to continue and that’s going to get more difficult as time goes on. I do think that that’s what’s going to drive across the globe more investment in automation and semi-automation.

In terms of our supply chain, we absolutely are seeing issues, and we have been for some time. If you look at lead times, they have extended. As we talked about last quarter, we built some inventory last quarter because we had seen lead times extend and we were trying to protect our customers. And, I think we’ve generally done a pretty good job of that but there’s really no way to avoid it in this environment. That’s why I think we’re starting to see the capital cycle play out the way it is because you are seeing some constraints in global supply chain.

Allison Poliniak: That’s great. And, then I just want to touch on the full year margin outlook. You’re still keeping to that low end of the range. Is there something mix related that we should be thinking about in the back half that could bring that number down a little bit from what you did in Q2?

Bill Grogan: No, I mean, when you look at our first quarter margin rate in second quarter, the average there is a little bit over 22 and a half, so no major mix concerns. I think we will probably be closer to the top of that range, but we want to give ourselves a little bit of spread, depending where things go in the back half.

Allison Poliniak: Perfect, thank you.

Andrew Silvernail: You bet, Allison. Thank you.

Operator: Our next questions come from the line of Nathan Jones with Stifel. Please go ahead.

Nathan Jones: Morning, everyone.

Andrew Silvernail: Hey, Nathan.

Nathan Jones: Andy, you guys have always been a prepare for the worst and hope for the best kind of company in the way you run the businesses over there.

Andrew Silvernail: Yep.

Nathan Jones: With growth coming in pretty significantly higher than you’ve planned at the start of the year, are you seeing any need to add kind of back office support functions, G&A kind of functions, corporate expense kind of functions back into the business to support this higher level of growth? And, then maybe how you’re thinking about that with your opinion that maybe tariffs slow down level growth, maybe the growth doesn’t stay as high as it has been that long.

Andrew Silvernail: So we have very cautiously added what I would call overhead to the business. If you look at our overall headcount across the globe, it’s only modestly changed in the last couple of years. And, so we’ve gotten a lot of productivity there.

Where we’re going to add people and where we have added people are at the businesses. There’s really no need to add a bunch of people at corporate. As you know, it’s a pretty small group anyway. It’s pretty much IT, finance, and HR. Otherwise, everything is at the businesses. And, so that’s where we’re going to focus our investment.

I don’t really see a big need for that to change. The one thing that I talk to a lot with people about is unlike five years ago or ten years ago, where there was a lot of fat to trim in a downturn, that doesn’t exist today. In the next downturn, which will come, I think us and everybody else are going to have to be very, very smart about how we deal with that and in terms of people in particular, right?

The people shortage that exists across the globe of really of skilled folks is going to get exacerbated here. It’s not going to get better. And, so when you think about a downturn you’re going to approach it differently than you’ve approached it in the past, and you’re going to do everything you can to actually be ahead of the curve and make sure that you don’t hurt your great people.

Nathan Jones: Fair enough. I know you guys have largely, or pretty much exclusively, funded all of the internal growth opportunities that weren’t funded. You’ve got higher growth here. You’ve got more income here. Are there other projects that you can go a little further down the list that potentially don’t have as good of returns but still good returns that you would look at funding? Do you have enough bandwidth, enough people power to continue to do that?

Andrew Silvernail: I’ve said this many times, I feel very confident that we’re funding the things that are in front of us that make sense. If there’s any limitation, again, it’s people, right? I don’t think that’s a big limitation for us but that’s the biggest thing across any of our businesses, is great people make a huge difference. And, that’s why we spend so much time on it as a corporation.

Nathan Jones: Maybe just one more--following up on Allison’s question on the supply chain. You’re talking about seeing lead times stretch out, high up within the supply chain. Are you starting to see suppliers look to cash in on that and raise prices contributing to inflation? Is that something that you’re expecting to see, expecting it to get worse? Any color you’ve got there?

Andrew Silvernail: We’ve absolutely seen it. We work constantly, both in mitigating with our supply base and diversifying across suppliers and passing on price where we need to. It’s there, right? So, if you went back two years ago pricing in our supply chain was effectively zero, right? It was nothing, and when we were getting positive productivity.

Today, we’re in the, 8/10th of a point range that we’re starting to see. That’s a meaningful uptick across our businesses and there’s really--at this stage, where we’re seeing a demand continue to be strong, there’s no reason that’s going to change unless our leadership shoots us all in the foot here.

Nathan Jones: Okay, thanks very much for your time.

Andrew Silvernail: Yep.

Operator: Our next questions come from the line of Brett Lindsay with Vertical Research. Please go ahead.

Brett Lindsay: Hi, good morning, all.

Andrew Silvernail: Hi, Brett.

Brett Lindsay: Hey, just wanted to come back to FMT margins. I mean, really continue to impress here with further expansion in Q2. I guess with H1 and H2 sales relatively balanced, I mean, is there anything in the back half in terms of mix or stepped up investment that would suggest or point to a profit margin of stepping down sequentially? H1 versus H2, and then I guess what’s the expectation for that segment for the full year?

Bill Grogan: Well, I would say this. Within FMT, there’s some seasonality where sequentially their revenue will go down a little bit here in the back half. For example, Band-IT’s seasonality, they’re more first half related and they’re one of our highest margin businesses. So, it’s not a huge impact, but you’ll probably see the margins not be as robust as they were in the second quarter, but still within that mid to upper 28 percent range.

Andrew Silvernail: Yeah, I mean across the board one of the major drivers of profitability for us has been the strength of a handful of industrial businesses that have superior contribution margins to the rest of the company and have pricing power. We’re very mindful about that, and so as you look at sequential changes, that flow-through is big, positive or negative. You certainly have to watch that quarter to quarter.

Brett Lindsay: Okay. And, then in the release, I mean, you talked about the M&A pipeline being active. I guess how would you delineate between what’s actionable at current valuations and returns versus relationships that are just being cultivated? You see anything breaking free here in the near term?

Andrew Silvernail: We’ve been awfully close on some things. Just recently we walked away from almost a half billion dollar deal and we walked away on price. We kind of got down to the last couple of players and we walked away, just with the discipline that we brought to bear.

So, it certainly isn’t a lack of opportunities. It isn’t a lack of effort. It really is the pricing environment. We’ve been very disciplined. We’ll continue to be disciplined. The stuff we’re cultivating, that really doesn’t change quarter to quarter, year to year. That kind of magnitude looks the same. It really is what’s driven by what’s coming to market, and we’ve seen a lot of activity this year coming to market, and we expect that to continue with these elevated valuations.

Brett Lindsay: Okay, and just maybe one more on new product vitality. You guys have taken share here for a couple of years on orders and sales. What percent of sales are from new products over the last three years today? And, I guess, what’s the right number? As you guys climb the technology curve in many of these businesses where does that target need to be?

Andrew Silvernail: We stopped measuring new product vitality some time ago, and the reason for that is what I’ve found is it tends not to be a real number. It’s not something that’s easily auditable and it also creates a lot of bad incentives for people to rename things, to increase complexity, and stuff like that. So, we tend not to do that.

The other thing is--and really the beauty of IDEX, is we tend to have very, very long product lifecycles, things that last decades and have incredible durability. And, so, we don’t want to, kind of shoot ourselves by accelerating change that doesn’t need to be changed. That being said we are really aggressive around new product development. If you look at the growth that we’re having, the 9 percent organic growth, about half of that is the market and about half of it, we’re driving. And, I would argue that most of that is coming from new product development.

Brett Lindsay: Okay, makes sense. Great, and I’ll pass it along. Thanks.

Andrew Silvernail: Thanks.

Operator: Our next questions come from the line of Joe Giordano with Cowen and Company. Please go ahead.

Joe Giordano: Hey, guys. Good morning.

Andrew Silvernail: Morning, Joe.

Joe Giordano: Hey, so most of my stuff has been asked already. But Andy, I just wanted to--you know, you’re a pretty conservative guy and you generally--like, the last, God knows how long now, you guys come in above the high end of what you’re guiding pretty consistently. But, this quarter, the magnitude of that was even more than it has been, and what were the couple things that, you know--obviously, you’re not trying to get, like, top ticket with your guidance, but what were the couple things that were like, “Wow, this is a lot better than what we kind of thought”?

Andrew Silvernail: So you come into the quarter with about 50 percent of the quarter booked. And, I don’t know, Bill, what’s that change, by a couple points?

Bill Grogan: Yeah.

Andrew Silvernail: Here and there? It doesn’t change by a lot. So, what happens in the quarter is you get more book and turn business, and that really happened. And, it happened across the business. It wasn’t one or two businesses that drove it. It really was across the portfolio. And, so the overall economy, my expectation was that you were not going to see a sequential acceleration in the second quarter. I thought that that would start to modulate, and we did see it. That did surprise us a little bit.

So, stronger book and turn business, strength sequentially that we hadn’t really expected and I do think that that does slow down, right? We’re not going to--we now had, what, six or seven quarters of sequential acceleration?

Bill Grogan: Yeah, six.

Andrew Silvernail: Yeah, that’s going to slow down. There’s no doubt about it. I think we were probably a quarter too early in making that call.

Bill Grogan: Yeah, the stat we look at internally, 60 percent of our businesses were up double digits. So that’s pretty broad based across the three external segments to have that magnitude of growth across the portfolio.

Joe Giordano: So, it’s fair to say that you’re not extrapolating that kind of acceleration into your updated guidance then?

Andrew Silvernail: The third quarter is going to be stronger than we thought before but we don’t see it accelerating from the second quarter like we saw the second quarter accelerate from the first. Seasonally, that tends to be a weaker quarter for us anyway and I just don’t think that the growth is going to accelerate.

I don’t suspect it’s going to get weaker, unless again, it’s driven by some of the overall trade issues and what not. I guess, I still think it’s going to be pretty robust.

Bill Grogan: Yeah, I would say relative to our last guide, we’re more confident in the back half and what the growth numbers are going to be.

Joe Giordano: Okay, and the last for me, just on the diversified segment, on the margins, I mean, that segment is so hard to model, just given the size of orders. Like, what’s a realistic--what should we be thinking about for the second half there?

Bill Grogan: I think 26 to 27 percent. I mean, at the current growth rates, it’s been able to lever extremely well, and with the two acquisitions Andy mentioned earlier, the progress we’ve made on the integration front, they’ve well surpassed our expectation. So, they’re going to get much more close to where they were pre-deal.

Joe Giordano: Thanks, guys.

Andrew Silvernail: Thank you.

Operator: And, our next question comes from the line of Scott Graham with BMO.

Scott Graham: Hi and good morning. Can you hear me?

Andrew Silvernail: Hey, Scott.

Scott Graham: You’re getting some interesting questions here kind of like I’m going to ask a similar one on kind of how you guys are doing it. The organic continues to shine through and somehow even got better. I guess my simple question is, from my simple mind, are you willing to maybe share a little of that secret sauce here, Andy? Can you tell us where the funding of the--where the sales opportunities are most prevalent and which ones you’re funding, maybe by segment? Can you maybe get a little bit more specific on how this is--you’re doing this market share of this land grant so consistently? Maybe you can give us a little bit more detail if possible.

Andrew Silvernail: I’ll give you a relatively boring answer. If you actually look back this is kind of three years in the making. We got really aggressive--go back to 2014/2015. We got very, very aggressive about segmenting our businesses. And, so as you think about what we’ve done with using the 80/20 principles, around segmenting our businesses, segmenting our markets, and really deeply understanding where the profit pulls, where we had advantage, where we didn’t have advantage, and really aggressively moving resources around the company.

I mentioned earlier that we haven’t seen a big change in headcount here in quite some time. And, the reason for that is because over three or four years, we have really aggressively moved people and investment to the areas within businesses, and I’m talking about segmenting to the product level, where you’re moving people and resources to where we have distinctive advantage.

And, so I’ll give a great example of that. If you look at our Dispensing business, if you went back six/seven years ago we had real question marks about that business, about the viability of that business and whether or not it should be in the portfolio. And, if you look at what Eric Ashleman and the team have done, Eric’s our Chief Operating Officer, we have, fundamentally refreshed that entire product line, we exited a handful of product lines really aggressively, we entered a previously non-existent market segment with the X-Smart and have refreshed the entire product category and Dispensing has turned into just an outstanding business for us.

That same example can be used across IDEX. You can go business by business. We opted to sell six businesses. We had been reticent to sell anything in the past, and we got out of businesses that we didn’t think we had an advantage with. We exited, I want to say three or four years in a row, about a point of organic growth--

Bill Grogan: --Yeah.

Andrew Silvernail: --each year that didn’t really show up in the numbers, per say, because, we didn’t talk about it a ton. But, you’re talking about, over a period of time, more than $100 million. Actually, probably more $150 if you include what we got out of optics that we exited. We exited businesses where we didn’t have an advantage, a distinct advantage.

And, so it’s a relatively boring answer. It’s a lot of very scrappy, in the dirt work and in our business, things move relatively slowly. And, I think what you’re seeing now is you’re seeing that hard work pay itself off.

Scott Graham: Okay. Any other--that was comprehensive. Thank you. It’s just, would it be possible for me to ask you sort of if you gave us a Dispensing example, can you give us an example maybe in Pumps?

Andrew Silvernail: Oh, sure. If you--let’s use, Viking’s a great example. The Viking business has always been a flagship business for us. What I would say is we had a distinctive culture where we said yes to everything. So, you had unbelievable modifications that we were doing in that plant. We had lead times that were ridiculous. We really relied on the Viking brand. Our volumes were modestly growing at best for five/six/seven years and that exact playbook that I walked you through a moment ago in the last three years at Viking, we’ve done the exact same thing.

Even if you take away the incredible strength in the markets that they’re in, Viking is doubling their market growth rates right now. The LACT business has been outstanding. We’ve entered multiple segments of that market with technologies that have a really distinctive advantage versus the competition. Our overall lead times, we’ve cut them in half in three years, and so our ability to be incredibly aggressive in the marketplace on service is unique. And, when you’re in an environment like this lead times really matter and so we’ve been able to do those sorts of things at Viking.

I could--I mean, you could go across the business. I could give you examples of that in HST, I could give you examples of that in Gas. You could do it business by business, and that’s the key, right? There is--there’s no IDEX magic here, right, except to say, we have done this across our portfolio of 40 businesses and we’ve made really tough, capital and people allocation decisions around where we have distinctive advantage.

Scott Graham: Got it. Hey, thanks a lot. Great quarter.

Andrew Silvernail: Thank you, Scott.

Operator: And, our next questions come from the line of Walter Liptak with Seaport Global.

Walter Liptak: Hi, thanks, good morning, and I’ll say congratulations on the organic growth, too, especially the consistency.

Andrew Silvernail: Thank you, Walt.

Walter Liptak: I wanted to ask just a clarification on a data point. When we were talking about market share versus market growth, I thought I heard you say that you attribute half the growth to market share and the other half to the market. Is that right?

Andrew Silvernail: Yeah. I would use--market share is not exactly the right term, because in some places, we’re literally entering places--businesses that we haven’t been in. So, you could call it share. But it’s half market growth and it’s half new business that we are winning distinctively.

Walter Liptak: Okay, all right, got it. And realizing that a lot of your business is quick turn and there’s low visibility, there is some project work, and I wonder if you’d talk a little bit about what you’re seeing from projects. Is there a funnel that’s building, maybe pricing, and then specifically, I think you called out the LPG truck build. Where are we in that cycle? Is this something that-- why and how long does that go?

Andrew Silvernail: Well, let me make sure I’ve got this. So, you had a question on project work generally, pricing and then LPG, so let me make sure I get all three of those.

Walter Liptak: Okay. All right, thank you.

Andrew Silvernail: On project work, yeah it’s picked up. As you know, we don’t tend to have a lot of really large projects. They tend to be in the couple hundred thousand to $5 million range, generally. If you went back 18/24 months, what you would have heard us say is that we were really kind of living on book and turn business. And, we started to see project work come back 18 months/24 months ago, and that has continued to improve. So, that has absolutely been the big change here, if you look over the last couple of years where project work has come back, and we’ve certainly seen that.

In terms of pricing, Walt, I’m not exactly sure what your angle was on pricing. Can you clarify that for me? What was the question?

Walter Liptak: Oh, just sometimes the longer project work goes out to bid and there’s multiple rounds of bidding to try and get the price down.

Andrew Silvernail: Okay, that certainly is the case. We tend to be a really small part of these projects, and so we don’t tend to see a lot of price pressure in there. That’s not something that it would be particularly mentionable here. So, I would say no it’s not been a particularly big deal. And, the overall pricing environment, for anything right now, is much more favorable than it’s been in a long time.

And, then finally on LPG, yeah the truck builds have improved. Where are we in the cycle? I think we’re actually still early to mid-stage in that. That really just picked up this year, if you look at it. Now, truck builds overall, as you know, are astronomical. I think the US is at 430,000 Class A trucks if I remember right. It’s a big number. And, obviously we’re not as tied to that, but overall that industry is seeing major expansion. But, I would say we’re still early to mid on the LPG truck build.

Walter Liptak: Okay, great. Thank you.

Andrew Silvernail: You bet, Walt.

Operator: Thank you, we have reached the end of our question and answer session. I would now like to turn the floor back over to management for any closing comments.

Andrew Silvernail: Well first, thank you for following IDEX and the work that you do here with us. Most importantly, I really want to thank our teams. The operating teams in the business led by Eric Ashleman have just been outstanding. The results that we get is due to them and I’m very, very appreciative of what they bring to the table each and every day.

So, again, appreciate your time and look forward to talking to you here in 90 days. Take care.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time, and thank you for your participation.